ConforMIS Reports Fourth Quarter and Fiscal Year 2015 Financial Results; Provides 2016 Financial Revenue Guidance

BEDFORD, Mass., February 11, 2016 (GLOBE NEWSWIRE) — ConforMIS, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are customized to fit each patient’s unique anatomy, announced today financial results for the fourth quarter and fiscal year ended December 31, 2015.

Q4 Summary:

•                  Total revenue of $19.1 million, up 34% year-over-year on a reported basis and up 38% year-over-year on a constant currency basis

•                  Product revenue of $18.8 million, up 33% year-over-year on a reported basis and up 37% year-over-year on a constant currency basis

•                  U.S. product revenue increased 39% year-over-year

•                  Rest of World product revenue increased 15% year-over-year on a reported basis and 31% year-over-year on a constant currency basis

“In the fourth quarter of 2015, we had stronger than expected revenue growth, which resulted in our fullyear revenue exceeding the high-end of our revised revenue guidance, which we published on August 31, 2015,” said Philipp Lang, MD, MBA, President and Chief Executive Officer of ConforMIS, Inc. “Full-year 2015 revenue grew by 39 percent year-over-year on a reported basis and 45 percent year-over-year on a constant currency basis, despite the commercial disruption in the third and fourth quarters due to our voluntary recall in the third quarter. In 2016, our commercial execution will be further supported by several key catalysts. We are on track for the broad commercial launch of iTotal PS at the American Academy of Orthopedic Surgeons in the first week of March, which will approximately triple our addressable market. We are excited about the progress made with our targeted regional commercial strategy in 2015: we have increased the number of Metropolitan Statistical Areas in which we have at least 10 percent market share of all primary knee replacements from 14 at the end of 2014 to 22 at the end of 2015. We are equally excited about the new Medicare Comprehensive Care for Joint Replacement Model (CJR) proposed by the Center for Medicare and Medicaid Innovation, and we have already begun leveraging our economic value proposition to hospitals participating in the CJR program. In the few months since the publication of the proposed rule in July 2015, we have signed new contracts that allow us access to more than 50 additional hospitals that will participate in the CJR program.  All of these catalysts bode well for ConforMIS’s continued growth into 2016 and subsequent years.”

	Three Months Ended December 31,		Increase / Decrease
($, thousands)	2015	2014	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$14,632	$10,550	$4,082	39%	39%
Rest of World	$4,206	$3,662	$544	15%	31%
Product Revenue	$18,838	$14,212	$4,626	33%	37%
Other Revenue	$233	$0	$233	n/m	n/m
Total Revenue	$19,071	$14,212	$4,859	34%	38%

Fourth Quarter 2015 Financial Results

Total revenue increased $4.9 million to $19.1 million, or 34% year-over-year on a reported basis. Total revenue increased 38% year-over-year on a constant currency basis. Total revenue in the fourth quarter of 2015 includes royalty revenue of $0.2 million related to ongoing patent license royalty payments.

Product revenue increased $4.6 million to $18.8 million, or 33% year-over-year on a reported basis and 37% on a constant currency basis. U.S. product revenue increased $4.1 million to $14.6 million, or 39% year-over-year, and Rest of World product revenue increased $0.5 million to $4.2 million, or 15% year-over-year on a reported basis, and increased 31% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni increased $2.9 million to $17.1 million, or 20% year-over-year on a reported basis and 25% on a constant currency basis. Product revenue from sales of iTotal PS, which we launched on a limited basis in February 2015, was $1.7 million in the fourth quarter of 2015.

Total gross profit increased $1.5 million to $7.0 million, or 37% of revenue, in the fourth quarter of 2015, compared to $5.5 million, or 39% of revenue, in the fourth quarter of 2014. The decrease in gross margin as compared to the prior year was primarily caused by additional production costs, including higher costs associated with the limited launch of the iTotal PS, and changes in the foreign exchange rates.

Total operating expenses increased $4.4 million to $21.9 million, or 25% year-over-year on a reported basis. The increase in expenses was driven primarily by higher sales and marketing and general and administrative expenses, including public company related expenses, and, to a lesser extent, higher research and development expense as compared to the fourth quarter of 2014.

Net loss was $15.0 million, or $0.37 per basic share, in the fourth quarter of 2015, compared to a net loss of $12.1 million, or $2.83 per basic share, for the same period last year. Net loss per basic share calculations assume weighted-average basic shares outstanding of 40.8 million for the fourth quarter of fiscal year 2015, compared to 4.3 million in the same period last year.

	Twelve Months Ended December 31,		Increase / Decrease
($, thousands)	2015	2014	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$47,234	$34,332	$12,902	38%	38%
Rest of World	$15,557	$13,854	$1,703	12%	33%
Product Revenue	$62,791	$48,186	$14,605	30%	36%
Other Revenue	$4,096	$0	$4,096	n/m	n/m
Total Revenue	$66,887	$48,186	$18,701	39%	45%

Fiscal Year 2015 Financial Results

Total revenue for the twelve-month period ending December 31, 2015 increased $18.7 million to $66.9 million, or 39% year-over-year on a reported basis. Total revenue increased 45% year-over-year on a constant currency basis. Total revenue for the fiscal year 2015 period included royalty revenue of $4.1 million related to patent license agreements.

Product revenue increased $14.6 million to $62.8 million, or 30% year-over-year on a reported basis and 36% on a constant currency basis. U.S. product revenue increased $12.9 million to $47.2 million, or 38% year-over-year, and Rest of World product revenue increased $1.7 million to $15.6 million, or 12% year-over-year on a reported basis and increased 33% on a constant currency basis. Product revenue from sales of iTotal CR, iDuo and iUni increased $11.3 million to $59.5 million, or 24% year-over-year on a reported basis and 29% on a constant currency basis. Product revenue from sales of iTotal PS, which we launched on a limited basis in February 2015, was $3.3 million for the full year 2015.

Total gross profit increased $6.9 million to $24.5 million, or 37% of revenue, in 2015 compared to $17.5 million, or 36% of revenue, in 2014. Total operating expenses increased $17.5 million to $80.4 million, or 28% year-over-year in 2015.

Net loss was $57.2 million, or $2.60 per basic share, for 2015 compared to a net loss of $45.7 million, or $10.78 per basic share, for 2014. Net loss per basic share calculations assume weighted-average basic shares outstanding of 22.0 million for fiscal year 2015, compared to 4.2 million in the same period last year.

As of December 31, 2015, the Company’s cash and cash equivalents totaled $117.2 million, compared to $37.9 million last year.

2016 Financial Guidance

For the full year 2016, the Company expects total revenue in a range of $84 million to $87 million.  The Company’s 2016 revenue guidance assumes the following:

•                  Product revenue in a range of $83 million to $86 million, representing year-over-year growth of 32% to 37% on a reported basis and 33% to 38% on a constant currency basis.

•                  Royalty revenue of approximately $0.8 million related to ongoing patent license royalty payments.

Constant Currency

The Company provides certain information regarding the Company’s financial results or projected financial results on a “constant currency basis.” This information estimates the impact of changes in foreign currency rates on the translation of the Company’s current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the adjusted current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company’s results or business.

Conference Call

As previously announced, ConforMIS will conduct a conference call and webcast today at 4:30 PM Eastern Time. Management will discuss financial results and strategic matters. To participate in the conference call, please call 877-703-9876 (or 616-548-5612 for international) and use conference ID number 35700545 or listen to the webcast in the investor relations section of the company’s website at ir.conformis.com. The online archive of the webcast will be available on the company’s website for 30 days.

About ConforMIS, Inc.

ConforMIS is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are individually sized and shaped, or customized, to fit each patient’s unique anatomy. ConforMIS offers a broad line of customized knee implants and pre-sterilized, single-use instruments delivered in a single package to the hospital. In recent clinical studies, ConforMIS iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants. ConforMIS owns or exclusively in-licenses approximately 500 issued patents and pending patent applications that cover customized implants and patient-specific instrumentation for all major joints.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for ConforMIS, including statements about ConforMIS’s strategy, future operations, future financial position and results, market growth, total revenue and revenue mix by product and geography, gross margin, operating trends, the potential impact and advantages of using customized implants, the commercial launch of iTotal PS, our targeted regional marketing strategy, and the impact of our voluntary recall, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks related to our estimates regarding the potential market opportunity for our current and future products, our expectations regarding our sales, expenses, gross margins and other results of operations, the impact of its manufacturing interruption on its financial results, the impact of the CJR program, and the other risks and uncertainties described in the “Risk Factors” sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent ConforMIS’s views as of the date hereof. ConforMIS anticipates that subsequent events and developments may cause ConforMIS’s views to change. However, while ConforMIS may elect to update these forward-looking statements at some point in the future, ConforMIS specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ConforMIS’s views as of any date subsequent to the date hereof.

CONTACT: Investor contact

Oksana Bradley

ir@conformis.com

(781) 374-5598

Primary Identifiers: CFMS-US
Related Identifiers: CFMS-US, CFMS
Subjects: Earnings Releases and Operating Results

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenue
Product	$18,838	$14,212	$62,791	$48,186
Royalty	233	—	4,096	—
Total revenue	19,071	14,212	66,887	48,186
Cost of revenue	12,023	8,676	42,415	30,638
Gross profit	7,048	5,536	24,472	17,548

Operating expenses
Sales and marketing	10,682	8,562	40,245	31,103
Research and development	4,779	3,945	16,997	15,107
General and administrative	6,401	4,989	23,191	16,763
Total operating expenses	21,862	17,496	80,433	62,973
Loss from operations	(14,814)	(11,960)	(55,961)	(45,425)

Other income and expenses
Interest income	46	—	138	104
Interest expense	(5)	(158)	(1,385)	(360)
Loss on extinguishment of debt	(205)	—	(205)	—
Other income (expense)	—	—	208	—
Total other expenses	(164)	(158)	(1,244)	(256)
Loss before income taxes	(14,978)	(12,118)	(57,205)	(45,681)
Income tax provision	12	12	41	41

Net loss	$(14,990)	$(12,130)	$(57,246)	$(45,722)

Net loss per share - basic and diluted	$(0.37)	$(2.83)	$(2.60)	$(10.78)
Weighted average common shares outstanding - basic and diluted	40,824,571	4,284,948	21,993,066	4,239,564

CONFORMIS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2015	December 31, 2014
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$117,185	$37,900
Accounts receivable, net	14,867	9,119
Inventories	11,520	7,691
Prepaid expenses and other current assets	2,451	1,158
Total current assets	146,023	55,868
Property and equipment, net	10,966	8,696
Other Assets
Restricted cash	600	4,438
Intangible assets, net	995	1,243
Goodwill	753	753
Other long-term assets	32	280
Total assets	$159,369	$71,278

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$4,718	$3,618
Accrued expenses	7,811	6,942
Deferred revenue	305	—
Current portion of long-term debt	295	272
Total current liabilities	13,129	10,832
Other long-term liabilities	220	271
Deferred revenue	4,625	—
Long-term debt	183	10,348
Total liabilities	18,157	21,451
Commitments and contingencies	—	—
Stockholders’ equity
Convertible preferred stock, $0.00001 par value:
Authorized: Zero and 53,496,241 shares authorized at December 31, 2015 and December 31, 2014, respectively, zero and 50,985,652 shares issued and outstanding December 31, 2015 and December 31, 2014, respectively; (aggregate liquidation value of $0 and $352,626 at December 31, 2015 and December 31, 2014, respectively)	—	—
Preferred stock, $0.00001 par value:
Authorized: 5,000,000 and zero shares authorized at December 31, 2015 and December 31, 2014, respectively; no shares issued and outstanding as of December 31, 2015 and December 31, 2014	—	—
Common stock, $0.00001 par value:
Authorized: 200,000,000 and 80,000,000 shares at December 31, 2015 and December 31, 2014, respectively; 41,110,127 and 4,286,164 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	467,075	318,420
Accumulated deficit	(325,342)	(268,096)
Accumulated other comprehensive loss	(521)	(497)
Total stockholders’ equity	141,212	49,827
Total liabilities and stockholders’ equity	$159,369	$71,278